EXHIBIT 99.1

CITIZENS HOLDING COMPANY EARNINGS UP 13.6%

PHILADELPHIA, Miss.—(BUSINESS WIRE)—July 21, 2005—Citizens Holding Company (Amex:CIZ) announced today results of operations for the three and six months ended June 30, 2005.

Net income for the three months ended June 30, 2005 increased to $2.026 million, or $.40 per share-basic and diluted, from $1.802 million, or $.36 per share-basic and $.36 per share-diluted for the same quarter in 2004. Net interest income for the second quarter of 2005, after the provision for loan losses for the quarter, was approximately 2.8% lower due mostly to the recent rise in rates paid on time deposit accounts. Even though the net interest income was lower in the second quarter of 2005, the net interest margin increased slightly to 4.64% in the second quarter of 2005 from 4.63% in the same period in 2004 primarily because of interest bearing assets repricing faster than interest bearing liabilities. Non-interest income increased in the second quarter of 2005 by approximately $529 thousand while non-interest expenses increased $255 thousand compared to the same period in 2004.

Net income for the six months ended June 30, 2005 increased 13.6% to $3.946 million, or $.79 per share-basic and $.78 per share-diluted, from the $3.475 million, $.70 per share basic and $.69 per share diluted for the first six months of 2004. Net interest income for the six month period ended June 30, 2005, increased 6.5% to $10.723 million from $10.068 million in the same period in 2004 while the net interest margin increased to 4.73% in 2005 from 4.49% in 2004 primarily because of interest bearing assets repricing faster than interest bearing liabilities. The provision for possible loan losses for the six months ended June 30, 2005 was $506 thousand compared to the $900 thousand for the same period in 2004. Non-interest income increased $589 thousand and non-interest expense increased $834 thousand in the six month period ended June 30, 2005 when compared to the same period in 2004.

Total assets as of June 30, 2005 increased $5.436 million, or .9%, when compared to December 31, 2004. Deposits decreased $24.234 million, or 5.1%. Loans, net of unearned income during this period grew $3.847 million, or 1.0%. Non performing assets increased $5.775 million at June 30, 2005 compared to June 30, 2004 because of two large loans that were 90 days or more past due. Prior to this press release, one of these loans in the amount of $2.853 million was paid current. The company was able to utilize borrowings from the Federal Home Loan Bank to offset the decline in deposits and fund the increase in loans.

Greg L. McKee, President and CEO stated, “We are pleased to see net income rise 13.6% for the first six months of 2005. We were able to accomplish this at a time when the Federal Reserve Bank has been raising short term interest rates.”

During the first two quarters of 2005, the Company paid dividends totaling $0.32 per share. This represents an increase of 6.7% over the same period in 2004.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has nineteen banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company’s transfer agent is American Stock Transfer & Trust Company.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operate; (b) changes in the legislative and regulatory environment that negatively impact the Company and bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004
Interest income and fees	$7,589	$7,366	$15,605	$14,599
Interest expense	2,278	1,807	4,376	3,631

Net interest income	5,311	5,559	11,229	10,968

Provision for loan losses	343	450	506	900

Net interest income after provision for loan losses	4,968	5,109	10,723	10,068

Non-interest income	2,060	1,531	3,381	2,792
Non-interest expense	4,400	4,145	8,956	8,122

Net income before taxes	2,628	2,495	5,148	4,738
Income taxes	602	693	1,202	1,263

Net income	$2,026	$1,802	$3,946	$3,475

Earnings per share - basic	$0.40	$0.36	$0.79	$0.70

Earnings per share - diluted	$0.40	$0.36	$0.78	$0.69

Average shares outstanding-basic	5,006,981	4,988,586	5,003,784	4,986,831

Average shares outstanding-diluted	5,064,874	5,057,089	5,060,484	5,058,246

	As of June 30, 2005	As of December 31, 2004
Balance Sheet Data:
Total assets	$592,675	$587,239
Total earning assets	527,632	525,155
Loans, net of unearned income	373,436	369,589
Allowance for loan losses	4,627	4,721
Total deposits	450,230	474,464
Long-term borrowings	60,590	46,119
Shareholders’ equity	62,604	60,191
Book value per share	$12.50	$12.04
Dividends paid per share (a)	$0.32	$0.60

Average Balance Sheet Data:
Total assets	$583,162	$565,892
Total earning assets	521,112	506,898
Loans, net of unearned income	368,906	364,922
Total deposits	462,771	457,510
Long-term borrowings	49,203	41,607
Shareholders’ equity	61,881	58,750

Non-performing assets:
Non-accrual loans	2,684	3,163
Loans 90+ days past due	6,679	904
Other real estate owned	2,916	2,787

Net charge-offs as a percentage average net loans (a)	0.16%	0.40%

Performance Ratios:
Return on average assets (a)	1.35%	1.33%
Return on average equity (a)	12.75%	12.84%

Net interest margin (tax equivalent)(a)	4.73%	4.61%

(a)	For the six months ended June 30, 2005 and for the year ended December 31, 2004, as applicable.

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

Rsmith@netdoor.com